Exhibit 99.1

FS Bancorp, Inc. and Anchor Bancorp Agree to Merge in a Transaction Valued at Approximately $77 Million

Transaction Highlights:

•	Significantly expands FS Bancorp's presence throughout Western Washington
•	Increases nonmaturity deposits by more than $200 million
•	Immediately accretive to tangible book value per share at transaction close
•	Estimated to be accretive to earnings per share in 2019

MOUNTLAKE TERRACE, WA and LACEY, WA – July 17, 2018 - FS Bancorp, Inc. ("FS Bancorp ")  (NASDAQ: FSBW) and Anchor Bancorp ("Anchor") (NASDAQ: ANCB) announced today the signing of a definitive merger agreement and plan of merger (the "Agreement") whereby FS Bancorp will acquire Anchor in a stock and cash transaction valued at approximately $77 million. As of March 31, 2018, on a pro forma consolidated basis, the combined company would have approximately $1.5 billion in assets, $1.2 billion in deposits, 22 branch offices throughout western Washington, and eight loan production offices in Washington State.

Anchor, headquartered in Lacey, Washington, is the parent company of Anchor Bank, with approximately $480 million in assets as of March 31, 2018, primarily serving Western Washington through nine full-service banking offices within Grays Harbor, Thurston, Lewis, and Pierce counties, and one loan production office located in King County.

Joseph C. Adams, Chief Executive Officer of FS Bancorp, commented, "We believe Anchor will be an excellent strategic and cultural fit with our existing franchise. Anchor's experienced and professional bankers provide us with a tremendous financial opportunity in terms of depth of talent with a strong and diverse customer base. Our shared community banking philosophies and core values will ensure a seamless transition for our loyal and valued clients. In addition, this acquisition allows us to enter new markets further leveraging our operational scale as we continue to build long-term value for our shareholders, customers, employees, and the communities we serve."

Anchor President and Chief Executive Officer, Jerald L. Shaw, stated, "We are excited to join FS Bancorp and believe this transaction and the combined company will offer greater capital resources and an expanded array of products and services, which we believe will be beneficial to our shareholders, customers, the communities we serve, and our employees. We are particularly encouraged by the opportunities that will be created from this merger."

Under terms of the Agreement, each share of Anchor common stock will receive fixed consideration consisting of 0.2921 shares of FS Bancorp common stock and $12.40 per share in cash. FS Bancorp will pay aggregate consideration of 725,585 shares of FS Bancorp common stock and $30.8 million in cash. Based on the 10-day volume weighted average closing price of FS Bancorp common stock of $63.68 on July 13, 2018, the consideration value for Anchor was $77.0 million, or approximately $31.00 per share.  Giving effect to the merger, Anchor shareholders would hold, in aggregate, approximately 16% of FS Bancorp's outstanding common stock following the merger based on March 31, 2018 reported data.

FS Bancorp expects the merger to be immediately accretive to tangible book value per share at closing and accretive to earnings per share estimates for 2019, excluding one-time transaction costs. Earnings per share accretion estimates are based off of consensus street estimates and assume costs savings of approximately 35% of Anchor's non-interest expense, with 50% of the cost savings phased-in during 2019 and 100% phased-in thereafter.

FSBW / ANCB Joint Merger Announcment
July 17, 2018

The boards of directors of FS Bancorp and Anchor have unanimously approved the proposed merger. The closing of the merger is expected to occur in the fourth quarter of 2018 or early in the first quarter of 2019 and is subject to customary closing conditions, including obtaining approval by Anchor's shareholders and bank regulatory authorities.

On July 17, 2018, Washington Federal, Inc. ("Washington Federal") and Anchor mutually agreed to terminate their previously announced Agreement and Plan of Merger dated as of April 11, 2017, as amended, which provided for the merger of Anchor with and into Washington Federal, with Washington Federal as the surviving entity. Jerald L. Shaw commented, "We are disappointed we will not be able to consummate the transaction with Washington Federal, but wish to thank the board of directors and management of Washington Federal for their professionalism as we have worked through this process. We part with a great deal of respect and wish Washington Federal continued success."

Raymond James & Associates, Inc. served as financial advisor to FS Bancorp in the transaction and delivered a fairness opinion to the board of directors of FS Bancorp. Keller Rohrback LLP served as legal counsel to FS Bancorp. Keefe, Bruyette, & Woods, A Stifel Company, acted as financial advisor to Anchor and delivered a fairness opinion to its Board of Directors, and Breyer & Associates PC and Silver, Freedman, Taff and Tiernan, LLP served as legal counsel to Anchor.

About FS Bancorp, Inc.

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. 1st Security Bank of Washington provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 13 bank branches, including the newly opened Silverdale branch on April 12, 2018, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. 1st Security Bank of Washington services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

About Anchor Bancorp

Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its nine full-service banking offices within Grays Harbor, Thurston, Lewis, and Pierce counties, and one loan production office located in King County, Washington. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding FS Bancorp, Anchor, the proposed merger and the combined company after the close of the transaction that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of FS Bancorp, Anchor and the combined company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by FS Bancorp and Anchor with the Securities and Exchange Commission (the "SEC"), risks and uncertainties for each institution and the combined institution include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all; governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; conditions to the closing of the merger may not be satisfied; the shareholders of Anchor may fail to approve the consummation of the merger; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected. All forward-looking statements included in this communication are based on information available at the time of the communication. FS Bancorp and Anchor undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to

FSBW / ANCB Joint Merger Announcment
July 17, 2018

reflect new information, future events or circumstances or otherwise that occur after the date on which such statements were made. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Notice to Anchor Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, FS Bancorp intends to file a registration statement on Form S-4 with the SEC which will contain a proxy statement/prospectus to be distributed to the shareholders of Anchor in connection with their vote on the merger. Each party will also file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE TRANSACTION, SHAREHOLDERS OF ANCHOR ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of Anchor. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FS Bancorp will be available free of charge by accessing FS Bancorp's website at www.FSBWA.com or by writing FS Bancorp at 6920 220th Street SW Mountlake Terrace, WA 98043, Attention: Investor Relations or calling (425) 771-5299, or by writing Anchor at 601 Woodland Square Loop SE, Lacey, WA 98503, Attention: Corporate Secretary or calling (360) 537-1388.

FS Bancorp, Anchor, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Anchor shareholders in favor of the approval of the merger. Information about the directors and executive officers of FS Bancorp and their ownership of FS Bancorp stock is included in the proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 28, 2018. Information about the directors and executive officers of Anchor and their ownership of Anchor stock is set forth in the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on November 9, 2017, and also will be included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Investor Contacts

FS Bancorp, Inc.:
Phone: (425) 771-5299

Joseph C. Adams, Chief Executive Officer
Matthew D. Mullet, Chief Financial Officer

Anchor Bancorp:
Phone: (360) 491-2250

Jerald L. Shaw, President and Chief Executive Officer
Terri L. Degner, Chief Financial Officer